Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made as of this 10th day of March, 2009, and effective as of January 1, 2009 (the “Effective Date”), is between Orleans Homebuilders, Inc., a Delaware corporation with offices at 3333 Street Road, Bensalem, Pennsylvania 19020 (hereinafter the “Company”) and Michael T. Vesey, an individual (hereinafter the “Employee”).

BACKGROUND

Employee has been employed by the Company on an “at-will” basis as President and Chief Operating Officer, and Employee and the Company desire that Employee continue working for the Company in this capacity.

Employee and the Company further desire to enter into this written Employment Agreement (“Agreement”) and to be bound by the terms and conditions herein.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  CAPACITY AND DUTIES

1.1                               At-Will Employment.  The Company has employed and shall continue to employ Employee pursuant to this Agreement on an “at-will” basis.”  Employee’s employment hereunder with the Company is for an unspecified duration and may be terminated at any time by either Employee or the Company, for any or no reason, with or without prior notice, except as described in Sections 3.4 and 3.6.

1.2                               Capacity and Duties.  Employee shall be employed by the Company as President and Chief Operating Officer, and, subject to the supervision and control of the Company’s Chairman of the Board and Chief Executive Officer and the Board of Directors, agrees to perform such duties and responsibilities normally associated with the position of President and Chief Operating Officer and as may reasonably be assigned to Employee from time to time by the Company’s Chairman of the Board and Chief Executive Officer  or by the Company’s Board of Directors.  Employee is required to work those hours necessary to perform properly such duties and responsibilities normally associated with the position of President and Chief Operating Officer and as may reasonably be assigned to Employee from time to time pursuant to this Agreement.  Notwithstanding the foregoing in this Section 1.2, after a Closing Date, Employee shall have such title, duties and responsibilities and be subject to the supervision and control of such persons as may be, after taking into account the fact that a Change of Control has occurred and other relevant facts and circumstances, determined by the Company in its sole discretion from time to time.

SECTION 2.  COMPENSATION AND FRINGE BENEFITS

2.1                               Compensation.

(a)                                  Base Salary.  As base compensation for Employee’s services hereunder, the Company shall pay to Employee an initial salary at an annual rate of $535,000 (the “Base Salary”).  Employee’s Base Salary will be payable in accordance with the Company’s regular payroll practices in effect from time to time during Employee’s employment; but not less than monthly.  Employee’s Base Salary shall be reviewed by the Company no less often than annually and shall be adjusted (upward, and with the consent of Employee, downward) upon review as determined by the Company.

(b)                                 Bonus.

(i)                                     Incentive Bonus.  Employee shall be eligible to receive an annual incentive bonus pursuant to and in accordance with the Orleans Homebuilders, Inc. Incentive Compensation Plan (the “Plan”) and subject to the Plan’s eligibility requirements and other terms, conditions and restrictions (the “Incentive Bonus”); provided, however, that the Plan and its terms are subject to change and the Plan may be modified or eliminated in accordance with the terms of the Plan.

(ii)                                  Additional Bonuses.  While Employee shall not be entitled to receive any other bonuses from the Company; provided, however, that the Company may award Employee additional bonuses as it determines are appropriate in its sole discretion (the “Additional Bonuses”).

2.2                               Fringe Benefits.

(a)                                  Insurance and Retirement Benefits.  Employee (and his eligible dependents, where applicable) shall be eligible to participate in the Company’s insurance and health benefit plans to the extent and upon the terms offered to the Company’s other senior executive officers, including but not limited to, any 401(k) plans, supplemental executive retirement plans (SERP), savings plans, incentive plans, stock purchase plans, stock incentive plans, retirement plans and/or deferred compensation plans, subject to the plans’ respective eligibility requirements and other terms, conditions, restrictions and exclusions.  To the extent applicable, Employee shall be entitled to participate in such plans as a Tier 1 employee.  Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as it deems appropriate in its sole discretion.

(b)                                 Vacation.  Employee shall be entitled to four (4) weeks of paid vacation during each full calendar year of his employment in accordance with the terms and provisions of the Company’s policies and practices in effect from time to time.

(c)                                  Expense Reimbursement.  The Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with the Company’s regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Company may reasonably require.  The reimbursement of any such eligible expense shall be made on or before the last day of the calendar year next following the calendar year in which the expense was incurred.

(d)                                 Transportation Allowance.  Employee shall receive a monthly transportation allowance in the amount of Seven Hundred Thirty Dollars ($730.00) (the “Transportation Allowance”).  The Transportation Allowance shall be payable in accordance with the Company’s regular payroll practices in effect from time to time.

(e)                                  Additional Benefits.  Employee shall be eligible to participate in such other fringe benefits upon the terms offered to the Company’s other senior executive officers and subject to the terms, conditions, restrictions and exclusions of any such fringe benefit plans or programs.

(f)                                    Indemnification.

(i)                                     The Company shall maintain a directors and officers liability insurance policy while Employee is employed by the Company pursuant to this Agreement to the extent such a policy is available at commercially reasonable rates as determined by the Board of Directors.  Employee shall be entitled to coverage under such policy as an officer of the Company, subject to the policy’s terms, conditions, restrictions and exclusions.

(ii)                                  In addition to the Company’s obligation to maintain said insurance, the Company shall, to the fullest extent permitted by and in accordance with applicable law as it may be amended from time to time, indemnify Employee in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Employee of services for, or any action of Employee as a director, officer, member, manager or employee of, the Company, or of any other person or enterprise for whom Employee is serving at the request of the Company as an a director, officer, member, manager or employee.  Expenses reasonably incurred by Employee in defending such a claim, action, suit, investigation or proceeding shall, to the extent permitted by applicable law, be paid by the Company in advance of the final disposition thereof upon receipt of a written undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that Employee is not entitled to indemnification by the Company as provided in this Section 2.2(f).  Notwithstanding anything in the foregoing to the contrary, in no event will Employee be entitled to any indemnification (including without limitation any advancement of fees or expenses) pursuant to this Section 2.2(f) with respect to any action, suit or proceeding brought or made by Employee against the Company or any of its affiliates or officers, directors, employees or agents.  The provisions of this Section 2.2(f) shall be in addition to any indemnification rights Employee may have by law, contract, charter, by-law, policy of insurance or otherwise.

2.3                               Payments After Termination of Employment.

(a)                                  Termination for Any Reason.  Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether or not due to Employee’s death or Disability (as that term is defined in Section 3.2), and whether or not for Cause (as that term is defined in Section 3.3) or for Good Reason (as that term is defined in Section 3.5), Employee (or his estate) will receive unpaid Base Salary for any days actually worked by Employee prior to the termination of his employment, expense reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties prior to the termination of his employment and payment for accrued but unused vacation pay to the extent Employee may be eligible for such payment under the Company’s policies.

(b)                                 Termination by the Company Without Cause or due to Employee’s Death, Disability or by Employee for Good Reason.  Subject to the terms and conditions set forth in Section 2.3(d), (i) if Employee is terminated by the Company without Cause (as that term is defined in Section 3.3) or due to his Disability (as that term is defined in Section 3.2), (ii) if Employee terminates his employment with the Company for Good Reason (as that term is defined in Section 3.5), or (iii) his employment with the Company terminates due to his death, then in addition to the payments described in Section 2.3(a) above:

(i)                                     The Company shall pay Employee any accrued but unpaid Incentive Bonus with respect to any completed Plan Year (as that term is defined in the Plan) ending prior to the date on which Employee’s employment terminates, to be paid in accordance with the terms of the Plan.  Payment of any such amount shall be made at the same time these amounts would have been paid if Employee’s employment had not terminated.

(ii)                                  The Company shall pay Employee a prorated bonus calculated by multiplying the higher of (x) the sum of the Incentive Bonus and any Additional Bonuses Employee received with respect to the last full Company fiscal year during which Employee was employed by the Company (and for which bonus determinations have been made), or (y) the average of the Incentive Bonuses and any Additional Bonuses Employee received during each of the last two full fiscal years during which Employee was employed by the Company, by a fraction, the numerator of which is the number of days in the current fiscal year through Employee’s termination date, and the denominator of which is 365; provided, however, that the sum of any Incentive Bonuses and any Additional Bonuses Employee received in respect of Fiscal 2007 shall be deemed to be $400,000 regardless of the actual amount of such bonuses.  This amount will be paid in a single lump sum as soon as practicable following Employee’s termination of employment; provided, however, that if any portion of such payment constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and the payment of any portion of such payments would be in violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then, to the extent required to avoid a violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, such payment shall be deferred until the six (6) month anniversary date of Employee’s termination.  Deferred benefits will be paid with interest at the lesser of the prime rate and five percent (5%).

(iii)                               The Company shall pay Employee a severance equal to the sum of (A) the higher of (x) the Employee’s annual Base Salary (at the rate in effect on the date of termination), or (y) the average of the annual Base Salary Employee received during each of the last two full fiscal years during which Employee was employed by the Company, and (B) the higher of (x) the sum of the Incentive Bonus and any Additional Bonuses Employee received with respect to the last full Company fiscal year during which Employee was employed by the Company, or (y) the average of the Incentive Bonuses and any Additional Bonuses Employee received during each of the last two full fiscal years during which Employee was employed by the Company; provided, however, that the sum of any Incentive Bonuses and any Additional Bonuses Employee received in respect of Fiscal 2007 shall be deemed to be $400,000 regardless of the actual amount of such bonuses and provided further that any amounts payable to Employee or his estate, widow, eligible dependents or other beneficiaries as a death or disability benefit under the Company’s SERP (the “SERP Payment”) shall be deducted from the amounts otherwise payable pursuant to this Section 2.3(b)(iii).  This amount will be paid in a single lump sum as soon as practicable following Employee’s termination of employment; provided, however, that if any portion of such payment constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and the payment of any portion of such payments would be in violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then, to the extent required to avoid a violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, such payment shall be deferred until the six (6) month anniversary date of Employee’s termination.  Deferred benefits will be paid with interest at the lesser of the prime rate and five percent (5%).  In the event that the full amount of the SERP Payment is not actually paid to Employee or his estate, widow, eligible dependents or other beneficiaries within 75 days after the termination of Employee’s employment giving rise to the right to receive payment under this Section 2.3(b)(iii), then within 10 days thereafter, the Company shall pay to Employee or his estate, widow, eligible dependents or other beneficiaries an amount equal to the difference between the full amount of the SERP Payment and any portion of the SERP Payment previously paid.  In the event that, subsequent to the payment of any such difference, Employee or his estate, widow, eligible dependents receives any payment on account of any unpaid portion of the SERP Payment, then within 10 days after receipt of any such payment, the recipient shall pay such amount to the Company.

(iv)                              The Company shall reimburse Employee (or his widow or eligible dependents, in the event of Employee’s death) for the full cost of continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the same level of coverage Employee (and his eligible dependents where applicable) had as of Employee’s termination date (collectively, “COBRA Payments”) for up to eighteen (18) months, so long as Employee (and/or Employee’s eligible dependents) remain eligible for continuation coverage under COBRA and provided that Employee is eligible for and timely elects continuation coverage under COBRA and continues to make COBRA payments on a timely basis.  If Employee provides to the Company within 45 days after his termination written notice that he elects to receive the COBRA Payments in a lump sum, then as soon as practicable thereafter the Company shall pay to Employee a lump sum equal to the aggregate amount of COBRA Payments Employee would have received as reimbursement of COBRA payments for the full initial 18 month period of CORBA continuation coverage (less any COBRA payments made by the Company for which Employee is required to reimburse the

Company).  Employee acknowledges that this benefit (whether paid in a lump sum or in installments) may be taxable to Employee.  Payment of reimbursements pursuant to this Section 2.3(b)(iv) shall in all cases be made in a time and manner consistent with the requirements of Treasury Regulations regarding payment of reimbursements under Internal Revenue Code Section 409A.  In the event Employee (or his widow or eligible dependents, in the event of Employee’s death) is eligible for COBRA continuation coverage beyond the initial 18-month period of COBRA continuation coverage (“Extended COBRA Coverage”), so long as Employee (and/or Employee’s eligible dependents) timely elects continuation of coverage under COBRA and makes the COBRA payments on a timely basis, Employee and his eligible dependents where applicable) may continue the Extended COBRA Coverage at Employee’s sole cost and expense, which cost and expense will not be reimbursed by the Company.

(v)                                 At such time as Employee and/or Employee’s eligible dependents become ineligible for continuation coverage under the Company’s group health plan pursuant to COBRA, the Company shall take reasonable steps to assist Employee and/or Employee’s eligible dependents in securing alternative health coverage on a fully insured basis (which may be in the form of conversion coverage, if such coverage is available from any insurance carrier which is at that time providing coverage or services in connection with a Company group health plan) or, if a determination is made by the Company in its sole discretion that coverage can be made available to Employee and/or Employee’s eligible dependents after Employee and/or Employee’s eligible dependents cease to be eligible for continuation coverage under COBRA without resulting in the health benefits becoming taxable to Employee, then the Company will permit Employee and/or Employee’s eligible dependents to continue to participate in the Company’s group health plan with payment of premiums comparable to those required under either the Company’s plan, or COBRA, at the option of the Company.  Payment of premiums under any such arrangement will be made by Employee from Employee’s own funds and will not be subject to reimbursement by the Company.

(vi)                              Unless otherwise specifically provided to the contrary in the applicable grant or award document (as said grant or award document may be modified by the Company), all of Employee’s unvested options to acquire Company stock and unvested restricted Company stock shall immediately vest, with such accelerated vesting to be otherwise in accordance with the terms and conditions of the applicable grant or award document and plan.  (The provisions of this Section 2.3(b)(vi) shall be considered to be an amendment to any applicable grant or award document to the extent necessary to implement the terms of this Section 2.3(b)(vi).)

(c)                                  Termination in Connection with a Change of Control.  Subject to the terms and conditions set forth in Section 2.3(d) and subject to the occurrence of the Closing Date with respect to the subject Change of Control, if (x) the Company terminates Employee’s employment for any reason (including without limitation, Disability) or Employee’s employment terminates due to Employee’s death during the period beginning one hundred twenty (120) days prior to a Change of Control (as defined in Section 3.7) and ending on the applicable Closing Date, (y) the Company terminates Employee’s employment with the Company for any reason (including without limitation, Disability) or Employee’s employment terminates due to Employee’s death within one (1) year following the applicable Closing Date, provided that Employee was employed by the Company on the applicable Closing Date, or (z) Employee terminates Employee’s employment with the Company for (1) Good Reason (provided, however, that solely for purposes of this Section 2.3(c), “Good Reason” shall not include the facts or circumstances described in clause (ii) of the definition of “Good Reason” set forth in Section 3.5) within one (1) year following the Closing Date, provided that Employee was employed by the Company on the applicable Closing Date, or (2) for any reason within thirty (30) days immediately preceding the one (1) year anniversary of the Closing Date, provided that Employee was employed by the Company on the applicable Closing Date, then in addition to the payments describe in Section 2.3(b) above:

The Company shall pay Employee (or his estate, widow, eligible dependents or other beneficiaries, in the event of Employee’s death) severance in an amount that is equal to three times Employee’s average total compensation (including Base Salary, Incentive Bonus and Additional Bonuses), calculated by determining the average (mean) total cash compensation Employee earned for the most recent three full fiscal years worked prior to Employee’s termination date, not to exceed $1.2 million of total compensation for any one (1) year, in order that such calculation is made on a basis consistent with the definition of “recognized compensation” under the Company’s SERP as it exists on the effective date of this Agreement.  In the event that severance is payable pursuant to this Section 2.3(c) as a result of Employee’s death or Disability, any amount payable as described in this Section 2.3(c)(i) will be reduced by any amount that is payable to Employee or his Estate, widow, eligible dependents as a death or disability benefit under the Company’s SERP (the “COC SERP Payment”).  The amount payable under this Section 2.3(c) will be paid in a single lump sum as soon as practicable following Employee’s termination of employment or the applicable Closing Date, if later; provided, however, that if any portion of such payment constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and the payment of any portion of such payments would be in violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then, to the extent required to avoid a violation of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, such payment shall be deferred until the six (6) month anniversary date of Employee’s termination.  Deferred benefits will be paid with interest at the lesser of the prime rate (as published from time to time in the Money Rates Section of the Wall Street Journal and five percent (5%). In the event that the full amount of the COC SERP Payment is not actually paid to Employee or his estate, widow, eligible dependents or other beneficiaries within 75 days after the termination of Employee’s employment giving rise to the right to receive payment under this Section 2.3(c) or the applicable

Closing Date, if later, then within 10 days thereafter, the Company shall pay to Employee or his estate, widow, eligible dependents or other beneficiaries an amount equal to the difference between the full amount of the COC SERP Payment and any portion of the COC SERP Payment previously paid.  In the event that, subsequent to the payment of any such difference, Employee or his estate, widow, eligible dependents receives any payment on account of any unpaid portion of the COC SERP Payment, then within 10 after receipt of any such payment, the recipient shall pay such amount to the Company.

Notwithstanding anything in the foregoing to the contrary, any amounts paid pursuant to Section 2.3(b)(iii) shall be deducted from amounts payable pursuant to this Section 2.3(c).

(d)                                 Termination Agreement.  Employee shall receive the benefits set forth in Sections 2.3(b) and/or 2.3(c) above if and only if (x) Employee (or his estate, if Employee’s employment terminates due to his death) duly executes and returns to the Company (and does not revoke if a revocation period is included in the sole discretion of the Company) a termination agreement (“Termination Agreement”) substantially in the form attached hereto as “Exhibit A,” as said form may be modified by the Company in its reasonable discretion solely to address developments in the law including legal claims that came into existence after the date hereof; and (y) Employee complies in all material respects with his obligations under this Agreement and the Termination Agreement.

(e)                                  No Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

SECTION 3.  TERMINATION OF EMPLOYMENT

3.1                               Death of Employee.  Employee’s employment hereunder shall immediately terminate upon his death.

3.2                               Employee’s Disability.  Employee’s employment hereunder may be terminated by the Company in the event of Employee’s “Disability”, which shall mean Employee’s inability, for a total of thirteen (13) weeks or more in any rolling six (6) month period to perform the essential duties of Employee’s position, with any reasonable accommodation required by law, due to a mental or physical impairment which substantially limits one or more major life activities.  The determination as to whether Employee has a Disability shall be made by a physician selected by the Company, and Employee agrees to submit to reasonable medical examinations upon the request and at the expense of the Company.

3.3                               Termination for Cause.  The Company may terminate Employee’s employment at any time for “Cause”, which for purposes of this Agreement shall mean any of the following:

(i) self dealing, willful misconduct, fraud, misappropriation, embezzlement, dishonesty, or misrepresentation (other than a good faith dispute over an expense account charge that is of an immaterial and insignificant amount), (ii) being charged by governmental authorities with or convicted of a felony, (iii) material failure of Employee to perform his known duties and responsibilities to the Company which persists for more than fourteen (14) days after written notice or which recurs (i.e., the same or substantially similar matter which has been cured after written notice from the Company occurs again within the succeeding twelve (12) month period), (iv) gross negligence which persists for more than fourteen (14) days after written notice from the Company or which recurs; (v) any violation of the Company’s Code of Business Conduct & Ethics (as it may be amended, restated, or replaced from time to time) which causes, or is likely to cause, a material or significant injury to the Company or which recurs, (vi) violation in any material respect by Employee of any policy, rule, or reasonable direction or regulation of the Company which persists for more than fourteen (14) days after written notice or which recurs, (vii) any violation by Employee of the provisions of the Non-Competition and Confidentiality  Agreement described in Section 4.1 below, or (viii) any violation by Employee of any material provision of this Agreement (other than the Non-Competition and Confidentiality Agreement) which persists for more than fourteen (14) days after written notice or which recurs.

3.4                               Termination without Cause.  The Company may terminate Employee’s employment at any time and for any or no reason (i.e., without Cause) by providing Employee with fourteen (14) days prior written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided, however, the Company may terminate Employee’s employment immediately in the event there is Cause (as defined in Section 3.3), in the event of Employee’s Disability (as defined in Section 3.2) and in the event of Employee’s death.

 3.5                            Termination for Good Reason.  Employee may terminate Employee’s employment at any time for Good Reason, which for purposes of this Agreement shall mean: (i) reduction of Employee’s Base Salary, except as agreed to by Employee in accordance with Section 2.1(a); (ii) the assignment to Employee by the Chief Executive Officer and/or the Board of Directors of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with Employee’s position, or any material reduction in Employee’s job title, or a material negative change in the level of employee to whom Employee reports; (iii) the Company’s requiring the Employee to be based at any office or location other than in Bensalem, Pennsylvania or within 35 miles of the Philadelphia metropolitan area; or (iv) any material breach of this Agreement by the Company; provided, however, that Good Reason shall not exist under (i) through (iv) above unless and until Employee provides the Company with written notice of the condition that Employee believes to constitute Good Reason and the Company fails to cure the condition within thirty (30) days after receiving such written notice or such condition recurs.

3.6                               Termination for Other Than Good Reason.  Employee may terminate Employee’s employment at any time and for other than Good Reason by providing the Company with fourteen (14) days prior written notice, which notice period the Company may waive, in whole or in part, in its sole discretion, by paying Employee for such time.

3.7                               Change of Control and Closing Date.  A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following dates:

(a)                                  the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; or

(b)                                 the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company; or

(c)                                  the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation’s voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Common Stock of the Company immediately before the merger or consolidation; or

(d)                                 the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (B) Jeffrey P. Orleans or family members of Jeffrey P. Orleans (all such persons being referred to as “Orleans Family Members”), (C) any entity a majority of the equity in which is owned by Orleans Family Members), or (D) any trust as to which a majority of the beneficiaries are Orleans Family Members), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company’s common stock.

The “Closing Date” means the date, if any, on which a transaction that is treated as a Change of Control is consummated.

3.8                               Non-Competition and Confidentiality Agreement.  Termination of Employee’s employment either by Employee or the Company, whether with or without Cause, and whether or not due to Employee’s death or Disability, shall not release Employee from Employee’s obligations and restrictions under the Non-Competition and Confidentiality Agreement referred to in Section 4.1 except to the extent specifically provided in that agreement.

SECTION  4.   NON-COMPETITION AND CONFIDENTIALITY

4.1                               Non-Competition and Confidentiality Agreement.  The terms of this Agreement are contingent upon Employee’s execution of a Non-Competition and Confidentiality Agreement in the form attached hereto as “Exhibit B” to this Agreement.  Employee’s failure to execute the Non-Competition and Confidentiality Agreement on or before this Agreement’s Effective Date will invalidate this Agreement.

SECTION  5.   MISCELLANEOUS

5.1                               Severability; Survival.  Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.  In the event that any provision contained in this Agreement shall be determined by any court of competent jurisdiction to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form.  Moreover, each provision of this Agreement is independent of and severable from each other.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining provisions of this Agreement shall remain in full, force and effect.  For purposes of this Section 5.1, a “provision” of this Agreement shall mean any section or subsection of this Agreement or any sentence or clause within any section or subsection of this Agreement.  The Non-Competition and Confidentiality Agreement, the provisions of Section 2.2(f) and Section 5 of this Agreement and any obligation of the Company to make payments or provide benefits that accrued on or prior to the date of termination (or in connection with such termination) shall survive the termination of Employee’s employment and the termination of this Agreement.

5.2                               Notices.  All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other.  Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

(a)                                  If to Company:

Orleans Homebuilders Inc.

3333 Street Road

Suite 101

Bensalem, PA   19020

Tel:  (215) 245-7500

Fax: (215) 633-2351

Attn:                    Jeffrey P. Orleans, Chairman and Chief Executive Officer

(b)                                 If to Employee:

At Employee’s current home address as reflected in the Company’s records.

5.3                               Entire Agreement and Modification.   This Agreement along with the Non-Competition and Confidentiality Agreement referred to in Section 4.1 constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto.  No amendment, modification, or waiver of this Agreement shall be effective unless in writing and executed by both parties.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

5.4                               Governing Law.  The parties agree that this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

5.5                               Headings; Counterparts.  The headings of sections in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

5.6                               Assignment and Succession.   The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  Employee expressly consents to the assignment of the Agreement to any new owner of the Company’s business or purchaser of the Company.  Employee’s rights and obligations hereunder are personal and may not be assigned by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, beneficiaries and/or legal representatives.

5.7                               Special Tax Provision; Section 280G.

(a)                                  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any Interest or Penalties (as hereinafter defined) are incurred by the Employee with respect to such excise tax (such excise tax, together with any such Interest or Penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a

“Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any Interest or Penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any Interest or Penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 5.7(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.  For purposes of this Agreement, the term “Interest or Penalties” refers only to amounts of interest or penalties imposed under applicable provisions of the Internal Revenue Code with respect to excise taxes imposed on the Employee pursuant to Section 4999 of the Code, and only to the extent such amounts of interest or penalties are attributable to errors in calculation of amounts considered to be, or potentially considered to be “excess parachute payments” (as that term is used for purposes of Section 280G of the Internal Revenue Code) or are attributable to the Company’s determination to contest claims or assessments of such excise taxes by the Internal Revenue Service.

(b)                                 All determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment requiring a Gross-Up Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the Accounting Firm refuses to make the required determinations, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.  As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.7(c) below and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)                                  The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional Interest or Penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or additional income tax (including Interest or Penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall, to the extent permitted by law, advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including Interest or Penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 5.7(c) above, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 5.7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 5.7(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                  Notwithstanding anything in this Section 5.7 to the contrary, all amounts payable to the Employee as a Payment shall be paid as soon as practicable following the determination of the amount required to be paid to the Employee, and in no event later than the end of the calendar year following the calendar year in which the Employee pays the taxes subject to the “gross-up” provision.  This Section 5.7(e) is intended to require a time and manner of payment for Payments that is consistent with the requirements for treatment of such payments as payable at a specified time for purposes of Code Section 409A, as such requirements are set forth in Treasury Regulation Section 1.409A-3(i)(1)(v) and shall in all cases be interpreted consistent with such requirements, or any successor provisions or guidance regarding compliance with Section 409A of the Internal Revenue Code.

5.8                               Special Provisions if Covered Employee Status Remains Effective After Termination of Employment.  Notwithstanding anything to the contrary contained herein, in the event Employee is treated as a “covered employee” (as that term is used for purposes of Section 162(m) of the Internal Revenue Code) after his termination of employment with the Company, then severance and other payments otherwise payable hereunder for any taxable year of the Company shall be limited to the extent that such payments would not be deductible by the Company by reason of Section 162(m) of the Internal Revenue Code, and, to the extent so limited, shall be paid in succeeding taxable years (up to the maximum permitted to be deducted under Section 162(m) of the Internal Revenue Code) until all amounts required to be paid under this Agreement have been paid; except that no amounts shall be deferred longer than the end of the third taxable year following the taxable year in which Employee’s termination occurred so that the Company shall pay out any unpaid balance in the third taxable year following Employee’s termination even if the third taxable year’s payment exceeds the maximum amount permitted to be deducted under Section 162(m) of the Internal Revenue Code.  In the event payments are deferred on this basis, payments shall continue over a period of equal monthly installments (except that any additional payments required to be made in the third taxable year following Employee’s termination shall be added to and paid out along with the twelfth (12th) and final equal monthly installment for such third taxable year) and are intended to constitute a fixed time and manner of payment consistent with the requirements of Section 409A of the Internal Revenue Code.  Payments made on a deferred basis by reason of this Section 6.11 shall be increased, in the aggregate, so that later payment of amounts due include amounts that represent (simple) interest or earnings, determined by reference to the lesser of 5% or prime rate as published from time to time in the “Money Rates” section of the Wall Street Journal.

5.9                               Special Rules Regarding Section 409A of the Internal Revenue Code.  Notwithstanding anything herein to the contrary, in the event any payments or benefits required to be provided hereunder are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Internal Revenue Code, then the time and manner in which such payment or benefit is provided shall be adjusted, to the extent reasonably possible, so that payment or distribution is made at a time and in a manner that is consistent with the requirements of such Section 409A (and applicable proposed or final Treasury regulations or other guidance issued or to be issued by the Internal Revenue Service).  This Section 5.9 may, for example, require that certain payments to Employee following his termination of employment be delayed until the date that is six (6) months after the date of his separation from service with the Company if, at the time of such termination of employment Employee was a “specified employee” (as that term is used for purposes of Section 409A(2)(B)(i).  All other payments and taxable benefits shall be made available or distributed to Employee at such time(s) as provided by the applicable provisions of this Agreement.  In the event any payments are delayed as required by this Section 5.9, those payments shall be made in a single lump sum with interest, at the lesser of 5% or prime rate as published from time to time in the Money Rates section of the Wall Street Journal. In addition, to the extent any payments made by reason of Employee’s termination of employment are considered  payable under a nonqualified deferred compensation plan that is subject to Internal Revenue Code Section 409A, any reference to “termination of employment” shall be interpreted to mean a “separation from service” as defined in Treasury Regulations applicable under Internal Revenue Code Section 409A.  To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitutes “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Internal Revenue Code Section 409A.  The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 5.9.

5.10                        Payment Dates and Payments.  The Company shall be deemed to have complied with the payment dates referenced in this Agreement if the Company pays Employee on the payroll pay date that corresponds to the pay period during which the relevant payment date falls.  All payments hereunder shall be subject to applicable withholdings and taxes.

5.11                        Recognized Bonus; Outstanding Options and Restricted Stock.  The Company confirms that all bonus income, whether received before, on or after, the date hereof, and regardless of whether such bonus income is Incentive Bonus, Additional Bonus or any other bonus amounts and whether deferred or not or elected to be in a non-cash form shall be considered “Recognized Bonus” for purposes of the Company’s SERP.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

ORLEANS HOMEBUILDERS, INC.		EMPLOYEE

By:	Jeffrey P. Orleans	Michael T. Vesey
	Jeffrey P. Orleans	Michael T. Vesey
Chairman and Chief Executive Officer